Exhibit 4.2
Membership Interest Pledge Agreement
     This Membership Interest Pledge Agreement (this “Pledge Agreement”) dated as of June 18, 2010, is executed and delivered by United American Healthcare Corporation, a Michigan corporation (“Pledgor”), to Fifth Third Bank, an Ohio banking corporation, successor by merger to Fifth Third Bank, a Michigan banking corporation (“Lender”), with its principal office located at 222 South Riverside Plaza, 30th Floor, Chicago, Illinois 60606.
RECITALS
     A. Contemporaneously herewith, Lender is providing certain loans, extensions of credit and other financial accommodations (collectively the “Financial Accommodations”) to Pulse Systems, LLC, a Delaware limited liability company (“Borrower”), evidenced by, among other things, (a) that certain Loan and Security Agreement dated as of March 31, 2009, as amended by that certain First Amendment to Laon and Security Agreement dated as of September 23, 2009, and that certain Second Amendment to Loan and Security Agreement of even date herewith, each by and between Borrower and Lender (as further amended or restated from time to time, the “Loan Agreement”); (b) that certain Revolving Note of even date herewith executed and delivered by Borrower to Lender in a maximum aggregate principal amount not to exceed One Million and no/100 Dollars ($1,000,000.00), (c) that certain Term Note A of even date herewith executed and delivered by Borrower to Lender in the principal amount of Five Million and no/100 Dollars ($5,000,000.00), and (d) the other documents, agreements and instruments referenced in any of the foregoing or otherwise executed and delivered by Borrower or any other Person to Lender in connection therewith.
     B. Pledgor acknowledges and agrees that (i) Pledgor owns 100% (or 5,044,922 common units) of the currently issued and outstanding common Equity Interests of Borrower (collectively the “Membership Interests”), and Pledgor is, thus, benefited by the Financial Accommodations made by Lender to Borrower, (ii) Pledgor’s execution and delivery of this Pledge Agreement is a material inducement to Lender providing the Financial Accommodations to Borrower, and (iii) without this Pledge Agreement, Lender would not have provided the Financial Accommodations to Borrower.
     C. As a condition to Lender providing the Financial Accommodations to Borrower, Lender has required that Pledgor execute and deliver this Pledge Agreement in order to secure, among other things, Borrower’s obligations to Lender under the Loan Documents.
     D. In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Pledgor, Pledgor hereby covenants unto and agrees with Lender as set forth in this Pledge Agreement.
1. Recitals. The foregoing Recitals are hereby incorporated by this reference, and are deemed to be a part of this Pledge Agreement.
2. Defined Terms. Except as expressly set forth in this Pledge Agreement, all terms which have an initial capital letter where not required by the rules of grammar are defined in the Loan Agreement.

3. Pledge. Pledgor hereby pledges to Lender and grants to Lender a first priority security interest and lien in and to the following (collectively the “Pledged Collateral”):
     (a) the Membership Interests;
     (b) any other authorized, issued or outstanding units or other ownership interests of Borrower together with any other securities, warrants, rights and options issued to or for the benefit of the Pledgor received or receivable by or distributed or distributable to Pledgor from Borrower as a dividend or distribution on or in exchange or substitution for any or all of the Membership Interests (collectively, the “Additional Membership Securities”);
     (c) all money and other property, at any time received or receivable by or distributed or distributable to Pledgor from Borrower as a dividend or distribution, except as a dividend for the purpose of paying taxes arising solely from Pledgor’s ownership of Borrower, or otherwise in respect of any or all of the Membership Interests or Additional Membership Securities; and
     (d) All “Proceeds” (as defined in the Illinois Uniform Commercial Code) of any of the foregoing, including, but not limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Pledgor from time to time with respect to any of the foregoing; (ii) any and all payments of any form whatsoever made or due and payable to the Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the foregoing by any governmental authority, or any person acting under color of a governmental authority; and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the foregoing.
     Notwithstanding the foregoing, if any of the Membership Interests are returned to the members (the “Sellers”) of Pulse Sellers, LLC, a Utah limited liability company (“Pulse Sellers”) pursuant to Section 1.3(d) of that certain Securities Purchase Agreement dated as of June 18, 2010, by and among Pulse Sellers, Borrower and Pledgor, then Lender shall release its security interest in such Membership Interests, provided each such Seller executes and delivers to Lender a pledge agreement, substantially in the form of this Pledge Agreement, with such modifications as may be approved by Lender, which grants to Lender a first position security interest in such Membership Interests as collateral for the Liabilities, together with such other agreements, documents, instruments and certificates as Lender may reasonably request to effectuate such pledge agreement, including all original membership certificates and membership powers executed in blank.
4. Security for the Obligations. The Pledged Collateral secures the full and timely payment and performance of (a) the Liabilities, including, without limitation, all debts, liabilities, covenants, duties, obligations and agreements of any kind, nature or description whatsoever of Borrower to Lender, heretofore, now or hereafter made, incurred, evidenced or created, whether voluntary or involuntary, and however, arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, direct or indirect, insured or uninsured, foreseeable or unforeseeable, including, but not limited to, the indebtedness owed by Borrower to Lender pursuant to the Loan Agreement and the Other Agreements, and (b) all of Pledgor’s obligations and liabilities to Lender pursuant to this Pledge Agreement.

5. Pledgor’s Representations, Warranties and Covenants. Pledgor hereby represents, warrants and covenants to Lender that:
     (a) contemporaneously herewith, Pledgor shall deliver to Lender any and all certificates, instruments or documents which evidence all or any portion of the Pledged Collateral existing as of the date hereof;
     (b) promptly upon Pledgor’s receipt thereof, Pledgor shall deliver to Lender any and all additional certificates, instruments or documents which evidence all or any portion of the Pledged Collateral acquired after the date hereof;
     (c) from time to time hereafter, Pledgor shall deliver to Lender such other agreements, instruments, statements and documents as Lender may request to maintain Lender’s first position priority security interest and lien in and to the Pledged Collateral;
     (d) Pledgor has the right, power and authority to execute, deliver and perform this Pledge Agreement and to pledge, assign, deliver, transfer and grant a security interest in the Pledged Collateral;
     (e) this Pledge Agreement is a legal, valid and binding obligation of Pledgor, enforceable in accordance with its terms;
     (f) Pledgor has good title to each item of the Pledged Collateral (and is the legal record and beneficial owner of each of the Membership Interests and Additional Membership Securities), free and clear of all encumbrances and liens except (i) Lender’s security interest hereunder; and (ii) a pledge in favor of Pulse Sellers, LLC, a Utah limited liability company, provided such pledge is subordinated to the Lender’s lien in the Pledged Collateral pursuant to a written subordination agreement in form and substance satisfactory to Lender (the “Subordinate Pledge”);
     (g) each of the Membership Interests and Additional Membership Securities is duly and validly issued and fully paid and non-assessable;
     (h) there are no restrictions on the transfer of any of the Membership Interests and Additional Membership Securities other than as may be imposed under applicable law and except as set forth herein, in the Subordinate Pledge and in the Second Amended and Restated Limited Liability Company Agreement of Borrower, dated the date hereof, or in the Investor Rights Agreement, as amended as of the date hereof, among Borrower, its members and certain other parties; provided, however, such restrictions have either been waived or do not impair Lender’s rights under this Pledge Agreement;
     (i) Pledgor shall execute and deliver to Lender, at the sole cost and expense of Pledgor, such further conveyances, agreements, assignments, instruments and other writings, and take such further action, as Lender may reasonably request in order to obtain the full benefit of this Pledge Agreement, the Pledged Collateral, and the rights, powers and remedies granted to Lender hereunder;

     (j) until all of the Liabilities have been satisfied and this Pledge Agreement has been terminated, Pledgor will not without Lender’s prior written consent, sell, assign, transfer, exchange or otherwise temporarily or permanently dispose of any item of the Pledged Collateral, or offer or contract to do so, and will not without such consent create, incur, assume or permit to exist any security interest, pledge, claim or other charge or encumbrance on or with respect to any such item other than the security interest granted to Lender hereunder and the Subordinate Pledge;
     (k) until all of the Liabilities have been satisfied and this Pledge Agreement has been terminated, Pledgor will not (i) incur any new or additional “Indebtedness” (as such term is defined in the Loan Agreement), other than “Permitted Debt” (hereinafter defined), (ii) pay any dividend, distribution or return of capital to any shareholder or other owner of Pledgor, or any other payment or delivery of property or cash to any of Pledgor’s shareholders or other owners, or any redemption, retirement, purchase or other acquisition of all or any portion of the stock or other ownership interests of Pledgor, or (iii) pledge, grant a security interest in or otherwise encumber any of its assets, other than the pledge of the Pledged Collateral as otherwise permitted herein and the pledge of the Equity Interests in Pledgor’s subsidiaries. Notwithstanding the foregoing, provided no Event of Default then exists, Pledgor shall be permitted to (A) pay dividends in the form of additional Equity Interests; (B) issue additional common or preferred Equity Interests; (C) redeem the Equity Interests issued by Pledgor and owned by St. George Investments LLC, an Illinois limited liability company (“St. George”), and The Dove Charitable Foundation Trust, an Illinois Trust (the “Dove Foundation”), in accordance with the put or call provisions set forth in that certain Voting and Standstill Agreement dated as of March 19, 2010, as amended by that certain Amendment to Voting and Standstill Agreement of even date herewith, each executed by and between St. George and Pledgor, as amended by that certain Amendment to Join the Voting and Standstill Agreement of even date herewith, executed by and among Pledgor, St. George and the Dove Foundation, provided the total aggregate payments for such redemptions do not exceed $3,600,000; and (D) in addition to the redemptions permitted pursuant to clause (C) above, redeem additional Equity Interests issued by Pledgor, and pay cash dividends to Pledgor’s Equity Interest Holders, provided the total aggregate cash paid or payable by Pledgor under this clause (D) does not exceed $500,000 for all such transactions from the date of this Pledge Agreement through the date the Liabilities are paid in full and all commitments by Lender to provide loans and other financial accommodations to Borrower are terminated. Nothing contained herein shall restrict Pledgor from executing non-recourse guaranties with respect to the obligations of its subsidiaries.
     (l) Pledgor will notify Lender at least thirty (30) days prior to changing it’s principal place of business or legal name.
     “Permitted Debt” shall mean obligations of Pledgor pursuant to (i) that certain Secured Promissory Note dated June 18, 2010, executed and delivered by Pledgor to Pulse Sellers, LLC, a Utah limited liability company, in the principal amount of $1,750,000, and (ii) unsecured Indebtedness for working capital or other general business purposes in an aggregate outstanding amount not to exceed $1,000,000 at any time.
     The foregoing representations and warranties shall survive the execution and delivery of this Pledge Agreement.

6. Names in Which Membership Interests and Additional Membership Securities May Be Registered. The occurrence of an Event of Default under the Loan Agreement shall be deemed an Event of Default hereunder. Upon the occurrence of an Event of Default, Lender shall be entitled to hold any or all of the Membership Interests and Additional Membership Securities in its own name, the name(s) of one or more of its nominees or the name of Pledgor endorsed or assigned in blank or in favor of Lender. With respect to any of the Membership Interests and Additional Membership Securities which Lender wishes to hold in its own name or the name of any nominee, Lender (acting in its own name and capacity or as Pledgor’s attorney-in-fact pursuant to the power of attorney granted to Lender in Section 7 hereof) may have such Membership Interests and Additional Membership Securities registered accordingly on the books of the issuer(s) thereof, and Pledgor shall cooperate fully with Lender in causing such issuer(s) to effect such transfer and registration.
7. Voting Rights; Dividends, Etc.
     (a) So long as no Event of Default exists:
     i. Pledgor shall be entitled to exercise any and all voting and consensual rights and powers accruing to an owner of the Membership Interests and Additional Membership Interests for any purpose not inconsistent with:
A. the provisions of this Pledge Agreement; and
B. The preservation of the value of and Lender’s security interest in the Pledged Collateral.
     ii. Pledgor shall be entitled to receive and retain cash dividends, interest and other cash distributions payable in respect of the Pledged Collateral to the extent that such distributions are charged to, and as of the date of payment thereof do not exceed, the retained earnings of the issuer or other person making such distribution.
     (b) Upon the occurrence and during the continuance of an Event of Default, all rights of Pledgor to exercise the voting and consensual rights and powers and to receive the dividends, interest and other cash distributions as described above shall cease, and all such rights shall thereupon become vested in Lender.
     (c) Lender, in its own name and capacity, or as Pledgor’s attorney-in-fact may collect, receive, endorse and deposit for Lender’s own benefit, all Additional Membership Interests, money, cash proceeds, instruments and any and all other property which is or may at any time become payable in respect of any or all of the Pledged Collateral and which Lender is entitled to receive hereunder. All such property so received by Lender may be retained by Lender as additional Pledged Collateral.
8. Lender Appointed As Pledgor’s Attorney-in-Fact. After the occurrence and during the continuance of an Event of Default, Pledgor hereby appoints Lender as Pledgor’s attorney-in-fact with full power in Pledgor’s place and stead, in Pledgor’s name or its own name and at Pledgor’s expense, to execute, endorse and deliver any and all agreements, assignments, pledges, instruments and any other writings, and to take any and all other actions, which Lender may deem reasonably necessary or desirable to carry out the terms and effect the purposes of this Pledge Agreement and to exercise fully its rights and remedies hereunder. Pledgor hereby ratifies all that Lender and Lender’s representatives shall lawfully do or cause to be done under this power of attorney, which power is coupled with an interest and shall be irrevocable until all of the Liabilities have been satisfied and this Pledge Agreement has been terminated.
9. Reasonable Care of Pledged Collateral. Lender shall be deemed to have used reasonable care in the custody and preservation of the Pledged Collateral in its possession to the extent it accords such Pledged Collateral treatment which is substantially equal to that which Lender accords its own property of like kind; provided, however, that Lender shall have no obligation, regardless of whether it takes any such action with respect to its own property:
     (a) to ascertain or take action with respect to calls, tenders, conversions, exchanges, maturities or other matters involving or affecting any item(s) of such Pledged Collateral (whether or not Lender has actual or constructive knowledge of any such matters), unless reasonably requested by Pledgor to do so; or
     (b) to take action to preserve rights against prior or other parties.
10. Limitation of Lender’s Liability; Reimbursement of Expenses.
     (a) Lender shall have no obligation to take, or refrain from taking, any action with respect to the Pledged Collateral or Pledgor’s rights and interests therein except with respect to the preservation and return of the Pledged Collateral in its possession as and to the extent expressly provided herein. Pledgor further agrees that neither Lender nor any of its representatives shall have any liability to Pledgor, or to any person claiming rights against Lender by, through or under Pledgor, in any way arising out of or in connection with Lender’s administration of this Pledge Agreement or its exercise of any of its rights, power and remedies hereunder except for Lender’s claims arising from Lender’s gross negligence or willful misconduct.
     (b) Pledgor shall pay or reimburse Lender on demand for all costs and expenses (including without limitation reasonable attorneys’ fees and legal expenses) paid or incurred by Lender in connection with the administration of this Pledge Agreement, the custody or preservation of the Pledged Collateral and any authorized collection from, disposition of or other realization on any item(s) thereof, or the exercise and enforcement of any of Lender’s rights, powers and remedies hereunder. Until any reimbursement of costs or expenses required under this Section is received by Lender in cash or immediately available funds, the amount thereof shall bear interest at the default interest rate set forth in the Loan Agreement, and such amount and such interest shall constitute part of the Liabilities secured by the Pledged Collateral.
11. Remedies.
     (a) If an Event of Default has occurred and is continuing, Lender may at any time and from time to time exercise any and all rights and remedies available to it under this Pledge Agreement and any other documents between Lender and Pledgor, whether at law, in equity or otherwise.

     (b) The proceeds of any sale or other disposition of the Pledged Collateral shall be applied first, to that part of the Liabilities consisting of Lender’s expenses (including reasonable attorneys’ fees and legal expenses) in preparing for disposition and disposing of the Pledged Collateral and, to the extent not previously reimbursed by Pledgor, in administering this Pledge Agreement and exercising and enforcing its rights, powers and remedies thereunder, and second, to the satisfaction of the then outstanding amount of the Liabilities and of all other liabilities owed by Pledgor, or Borrower to Lender that then remain unpaid.
12. Amendments, Modifications, Supplementations and Waivers. No provision of this Pledge Agreement may be amended, modified, supplemented or waived except by a writing duly executed and delivered by Pledgor and Lender,, and no consent to any departure from this Pledge Agreement by Pledgor may be given, except by a writing duly executed and delivered by Lender, and any such amendment, modification, supplementation or waiver shall be effective only as and to the extent provided therein.
13. Cumulative Remedies; No Waivers by Lender. All rights, powers and remedies of Lender under this Pledge Agreement and applicable law, are cumulative and except as otherwise provided by law or in such agreements may be exercised concurrently or in any order of succession. Lender’s failure to exercise or delay in exercising any of such rights, powers and remedies shall not constitute or imply a waiver thereof, nor shall Lender’s single or partial exercise of any such right, power or remedy preclude its other or further exercise thereof, or the exercise of any other right, power or remedy. Lender’s cure of any Event of Default shall not constitute a waiver thereof, and its waiver of one Event of Default shall not constitute a waiver of any subsequent Event of Default.
14. Pledgor’s Waivers. Lender’s security interest in the Pledged Collateral shall be absolute and unconditional regardless of the existence or occurrence of, and Pledgor expressly waives its right to the return of the Pledged Collateral in the Event of Default hereunder, together with any defense or discharge which might otherwise arise from, any of the following:
     (a) any lack of validity or enforceability of this Pledge Agreement or any other agreement or instrument relating hereto or thereto or otherwise relating to the Liabilities;
     (b) any change in the time, manner or place of payment of, or in any other terms of, any or all of the Liabilities arising out of this Pledge Agreement, or any other amendment or waiver of, or any consent to departure from, this Pledge Agreement;
      (c) any exchange, release or non-perfection of any other collateral, or any release, amendment or waiver of, or consent to departure from any guaranty, for any or all of the Liabilities;
     (d) Lender’s resort during the continuation of an Event of Default, to any or all of the Pledged Collateral for payment of all or part of the Liabilities prior to proceeding against any other collateral or any other party primarily or secondarily liable for payment thereof; or
      (e) to the extent permitted by law, any other circumstance which might otherwise constitute a defense available to Pledgor as of the date hereof, or a discharge of Pledgor in respect of the Liabilities or this Pledge Agreement.

15. Termination. This Pledge Agreement and the security interest granted hereunder shall terminate on the date on which all the Liabilities have been indefeasibly satisfied in full.
16. Notices. Any and all notices, demands, requests, consents, designations, waivers and other communications required or desired hereunder shall be in writing and shall be deemed effective upon personal delivery, upon confirmed facsimile transmission, upon receipted delivery by reputable overnight carrier, or three (3) days after mailing if mailed by registered or certified mail, return receipt requested, postage prepaid, to Pledgor or Lender at the following addresses or facsimile numbers or such other addresses and facsimile numbers as Pledgor or Lender may specify in like manner; provided, however, that notices of a change of address or facsimile number shall be effective only upon receipt thereof.

If to Pledgor, then to:	If to Lender, then to:

United American Healthcare Corporation	Fifth Third Bank
300 River Place, Suite 4950	222 S. Riverside Plaza, 30th Floor
Detroit, Michigan 48207	Chicago, Illinois 60606
Attention: Mr. William C. Brooks	Attention: Mr. Jeremy F. Stump
Facsimile No.: (313) 393-3394	Facsimile No.: (312) 704-4127

with a copy to:	With a copy to:

Honigman Miller Schwartz and Cohn LLP	Thompson Coburn LLP
130 South First Street	55 East Monroe Street, 37th Floor
4th Floor	Chicago, Illinois 60603
Ann Arbor, MI 48104-1386	Attention: Victor A. Des Laurier, Esq.
Attention: Barbara A. Kaye	Facsimile No.: (312) 782-1746
Facsimile No.: (734) 418-4260
17. Binding Agreement; Assignment. This Pledge Agreement shall be binding upon and inure to the benefit of the successors and assigns of Pledgor, and the successors and assigns of Lender; provided however, that Pledgor shall not assign or otherwise transfer any of its obligations, rights or interests hereunder without the prior written consent of Lender.
18. Governing Law; Severability. This Pledge Agreement shall be governed by and construed in accordance with the laws internal of the State of Illinois. Wherever possible each provision of this Pledge Agreement shall be construed in such manner as to be valid and enforceable under applicable law, but if any provision hereof shall be deemed invalid or unenforceable to any extent in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remainder of such provision or any of the other provisions hereof, and any such invalidity or unenforceability in one jurisdiction shall not render such provision ineffective in any other jurisdiction. PLEDGOR AND LENDER HEREBY IRREVOCABLY AGREE, CONSENT AND SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, WITH REGARD TO ANY ACTIONS OR PROCEEDINGS ARISING FROM, RELATING TO OR IN CONNECTION WITH THIS PLEDGE AGREEMENT. PLEDGOR HEREBY WAIVES ANY RIGHT PLEDGOR MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION FILED IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR THE

UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION. PLEDGOR AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY.
19. Legend. In addition to all other legends which may be found on such certificates, Pledgor agrees that all certificates representing all Pledged Collateral will have endorsed upon them in bold-face type a legend in substantially the following form:
“THE UNITS EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF A MEMBERSHIP INTEREST PLEDGE AGREEMENT IN FAVOR OF FIFTH THIRD BANK (A COPY OF WHICH MAY BE OBTAINED WITHOUT CHARGE FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH UNITS THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH MEMBERSHIP INTEREST PLEDGE AGREEMENT.”
20. Titles; Counterparts. Section titles are for convenience only and shall not define, limit, amplify, supplement or otherwise modify or affect the substance or intent of this Pledge Agreement or any provision hereof. This Pledge Agreement may be executed in two or more counterparts, each of which shall when executed by both parties be deemed to be an original but all of which together shall constitute one and the same agreement. A facsimile or email transmitted executed counterpart to this Pledge Agreement and the other agreements, documents and instruments executed in connection herewith will be deemed an acceptable original for purposes of consummating this Pledge Agreement and such other agreements, documents and instruments; provided, however, Pledgor shall be required to deliver to Lender original executed signature pages in substitution for said facsimile or email transmitted signature pages upon Lender’s request therefore.
[signature page follows]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Pledge Agreement to be duly executed as of the date first above written.

PLEDGOR: United American Healthcare Corporation, a Michigan corporation
By:	/s/ William C. Brooks
	Name:	WILLIAM C. BROOKS
	Title:	President & CEO

LENDER: Fifth Third Bank, a Michigan banking corporation
By:	/s/ Jeremy F. Stump
	Name:	JEREMY F. STUMP
	Title:	VP

ACKNOWLEDGMENT
     The undersigned hereby acknowledges receipt of a copy of the foregoing Pledge Agreement, agrees promptly to note on its books the security interests granted under such Pledge Agreement, and waives any rights or requirement at any time hereafter to receive a copy of such Pledge Agreement in connection with the registration of any Pledged Collateral in the name of Lender or its nominee or the exercise of voting rights by Lender.

Pulse Systems, LLC
By:	/s/ Herbert J. Bellucci
	Name:	HERBERT J. BELLUCCI
	Title:	PRESIDENT & CEO